UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 27, 2007
RTI International Metals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

001-14437	52-2115953

(Commission File Number)	(IRS Employer Identification No.)

1000 Warren Avenue Niles, Ohio	44446

(Address of Principal Executive Offices)	(Zip Code)
(330) 544-7700
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On September 27, 2007, RTI International Metals, Inc. (“RTI” or the “Company”) entered into a revolving credit agreement (the “Credit Facility”) in the amount of $240,000,000 with Citigroup Global Markets, Inc. and PNC Capital Markets, Inc. as Joint Arrangers, the lenders party thereto, Citibank, N.A. as the administrative agent, and the issuing banks party thereto. The Credit Facility has a $10,000,000 swing line sub-limit and a $40,000,000 letter of credit sub-facility. The maturity date for the revolving Credit Facility is September 27, 2012, but the maturity date may be extended each year for an additional year subject to approval by the lenders. These sub-limits are included in the $240 million dollar total and any unused portions are available for borrowing as revolving credit. RTI may, no more than once a year, request to increase the total size of the facility in minimum increments of $10,000,000 to an aggregate amount not in excess of $350,000,000. No lender is obligated to increase its commitment. RTI also has the ability from time to time to voluntarily reduce the commitment in an amount of not less than $10,000,000.
     This Credit Facility replaced RTI’s former $90,000,000 revolving credit facility. The existing credit facilities between RTI’s Claro subsidiary and National City Bank’s Canada Branch and Investissement Quebec remain in place, but the National City Canadian facility (the “Canadian Facility”) was amended to make the covenants and other terms consistent with RTI’s new Credit Facility.
     The Credit Facility is guaranteed by the material domestic subsidiaries of RTI which include: RMI Titanium Company; Tradco, Inc.; RTI Energy Systems, Inc.; Extrusion Technology Corporation of America (d/b/a RTI-Fabrications); New Century Metals Southeast, Inc. (d/b/a RTI-LA); and any domestic subsidiary which in the future owns 5% or more of the consolidated assets of RTI and its subsidiaries. RTI pledged in favor of Citibank 65% of the outstanding capital stock of RTI-Claro, Inc. and 65% of the outstanding capital stock of RTI Europe Limited.
     Interest for revolving credit loans will be either (i) the base rate (Citibank prime) or (ii) the LIBOR rate plus an applicable margin based upon the ratio of RTI’s consolidated net debt to consolidated EBITDA. Interest Rate election is at RTI’s discretion at the time of the draw. A facility fee, which is also based upon the leverage ratio described above, is payable on the outstanding commitments.
     The Credit Facility contains customary affirmative and negative covenants for credit facilities of this type, including limitations on indebtedness, liens, distributions, mergers and acquisitions, and disposition of assets. The Credit Facility also contains financial covenants for RTI including a leverage ratio of Net Debt to EBITDA no greater than 3.25 to 1.00 and a ratio of consolidated EBITDA to consolidated Interest Expense of not less than 2.0 to 1.0. These financial covenants are tested at the end of each fiscal quarter and the calculation is based primarily on GAAP definitions of EBITDA and debt.
     The Credit Facility provides for customary events of default with corresponding grace periods, including, but not limited to, failure to pay any principal or interest when due, failure to comply with covenants, material breaches of representations or warranties, defaults relating to other indebtedness, insolvency or bankruptcy and a change in control of the Company.
     A copy of the Credit Facility is filed as Exhibit 10.1 to this Form 8-K. A copy of the Canadian Amendment is filed as Exhibit 10.2 to this Form 8-K. The Company’s press release announcing the Credit Facility is attached as Exhibit 99.1
Item 3.03 Material Modification to Rights of Security Holders.
     The Credit Facility states that except in connection with (i) share purchase programs of RTI, (ii) employee stock purchase programs of RTI and its Subsidiaries and (iii) certain compensation and benefit plans, RTI shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, properties, securities or otherwise) on account of or in respect of its shares of capital stock if an event of default exists under the Credit Facility.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K and General Instruction B2 to this Form 8-K:

Exhibit No.	Description

10.1	Credit Agreement dated September 27, 2007

10.2	Credit Amending Agreement dated September 27, 2007

99.1	Press Release dated October 1, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI INTERNATIONAL METALS, INC.

Date: October 3, 2007	By:	/s/ William T. Hull

William T. Hull Senior Vice President, Chief Financial Officer

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